Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

FGIC Corporation and Subsidiaries

December 31, 2006

with Report of Independent Registered Public Accounting Firm

FGIC Corporation and Subsidiaries

Consolidated Financial Statements

December 31, 2006

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

FGIC Corporation

We have audited the accompanying consolidated balance sheets of FGIC Corporation and Subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

February 2, 2007

FGIC Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	December 31,
	2006	2005
Assets
Fixed maturity securities, available for sale, at fair value (amortized cost of $3,644,851 in 2006 and $3,300,634 in 2005)	$3,644,195	$3,281,671
Variable interest entity fixed maturity securities, held to maturity at amortized cost	750,000	—
Short-term investments	222,844	176,146

Total investments	4,617,039	3,457,817
Cash and cash equivalents	33,278	51,901
Accrued investment income	50,214	42,871
Reinsurance recoverable on losses	1,485	3,271
Prepaid reinsurance premiums	156,708	110,636
Policy acquisition costs deferred, net	93,170	63,330
Property and equipment, net of accumulated depreciation of $2,107 in 2006 and $885 in 2005	2,617	3,092
Prepaid expenses	1,282	1,378
Foreign deferred tax asset	3,491	3,500
Other assets	53,948	14,180

Total assets	5,013,232	3,751,976

Liabilities and stockholders’ equity
Liabilities:
Unearned premiums	1,347,592	1,201,163
Loss and loss adjustment expense reserves	40,299	54,812
Ceded reinsurance balances payable	7,524	1,615
Accounts payable and accrued expenses	46,207	41,459
Other liabilities	40,235	3,881
Payable for securities purchased	10,770	—
Variable interest entity floating rate notes	750,000	—
Accrued interest expense – variable interest entity	1,298	—
Capital lease obligations	2,941	4,262
Current income taxes payable	22,609	6,376
Deferred income taxes	66,424	35,902
Debt	323,373	323,350

Total liabilities	2,659,272	1,672,820

Stockholders’ equity:
Senior Participating Mandatorily Convertible Modified Preferred Stock, par value $ 0.01 per share; 2,500 shares authorized, 2,346 shares issued and outstanding at December 31, 2006 and 2005	287,355	268,870
Preferred stock, par value $0.01 per share; 47,500 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share; 6,000,000 shares authorized at December 31, 2006 and 2005, 2,403,067 and 2,402,830 shares issued and outstanding at December 31, 2006 and 2005, respectively	24	24
Additional paid-in capital	1,442,077	1,435,261
Accumulated other comprehensive income (loss), net of tax	7,237	(12,907)
Retained earnings	617,267	387,908

Total stockholders’ equity	2,353,960	2,079,156

Total liabilities and stockholders’ equity	$5,013,232	$3,751,976

See accompanying notes to consolidated financial statements.

FGIC Corporation and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Revenues:
Gross direct and assumed premiums written	$441,231	$410,202	$323,575
Reassumed ceded premiums	—	—	4,959
Ceded premiums written	(74,417)	(29,148)	(14,656)

Net premiums written	366,814	381,054	313,878
Change in net unearned premiums	(100,357)	(156,485)	(138,929)

Net premiums earned	266,457	224,569	174,949
Net investment income	139,748	118,802	98,002
Interest income – investments held by variable interest entity	35,893	—	—
Net realized gains	336	104	559
Net realized and unrealized gains (losses) on credit derivative contracts	507	(167)	—
Other income	1,815	762	737

Total revenues	444,756	344,070	274,247
Expenses:
Loss and loss adjustment expenses	(8,700)	18,506	5,922
Underwriting expenses	91,356	81,761	68,149
Policy acquisition costs deferred, net	(39,728)	(38,069)	(32,952)
Amortization of policy acquisition costs deferred	11,486	8,302	2,038
Other operating expenses	6,704	6,960	11,375
Interest expense – debt held by variable interest entity	35,893	—	—
Interest expense	19,500	19,500	14,927

Total expenses	116,511	96,960	69,459

Income before income tax expense	328,245	247,110	204,788
Income tax expense:
Current	59,382	32,223	36,825
Deferred	21,019	24,421	11,083

Total income tax expense	80,401	56,644	47,908

Net income	247,844	190,466	156,880
Preferred stock dividends	(18,485)	(17,295)	(16,348)

Net income available to common stockholders	$229,359	$173,171	$140,532

See accompanying notes to consolidated financial statements.

FGIC Corporation and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(Dollars in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Stock Compensation	Accumulated Other Comprehensive Income (Loss), Net of Tax	Retained Earnings	Total
Balance at January 1, 2004	$235,227	$1	$1,431,566	$—	$2,059	$74,205	$1,743,058
Net income	—	—	—	—	—	156,880	156,880
Other comprehensive income :
Change in fixed maturity securities available for sale, net of tax	—	—	—	—	9,318	—	9,318
Change in foreign currency translation adjustment, net of tax	—	—	—	—	4,086	—	4,086
Amortization of gain on interest rate lock	—	—	—	—	970	—	970

Total comprehensive income							171,254
Issuance of additional common stock	—	—	3,598	—	—	—	3,598
Stock split	—	23	(23)	—	—	—	—
Issuance of restricted stock	—	—	120	(120)	—	—	—
Amortization of restricted stock	—	—	—	75	—	—	75
Accrued dividends	16,348	—	—	—	—	(16,348)	—

Balance at December 31, 2004	251,575	24	1,435,261	(45)	16,433	214,737	1,917,985
Net income	—	—	—	—	—	190,466	190,466
Other comprehensive income (loss):
Change in fixed maturity securities available for sale, net of tax	—	—	—	—	(23,795)	—	(23,795)
Change in foreign currency translation adjustment, net of tax	—	—	—	—	(5,532)	—	(5,532)
Amortization of gain on interest rate lock	—	—	—	—	(13)	—	(13)

Total comprehensive income							161,126
Amortization of restricted stock	—	—	—	45	—	—	45
Accrued dividends	17,295	—	—	—	—	(17,295)	—

Balance at December 31, 2005	268,870	24	1,435,261	—	(12,907)	387,908	2,079,156
Net income	—	—	—	—	—	247,844	247,844
Other comprehensive income (loss):
Change in fixed maturity securities available for sale, net of tax	—	—	—	—	11,961	—	11,961
Change in foreign currency translation adjustment, net of tax	—	—	—	—	8,196	—	8,196
Amortization of gain on interest rate lock	—	—	—	—	(13)	—	(13)

Total comprehensive income	—	—	—	—	—	—	267,988
Amortization of stock options and restricted stock	—	—	6,816	—	—	—	6,816
Accrued dividends	18,485	—	—	—	—	(18,485)	—

Balance at December 31, 2006	$287,355	$24	$1,442,077	$—	$7,237	$617,267	$2,353,960

See accompanying notes to consolidated financial statements.

FGIC Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Operating activities
Net income	$247,844	$190,466	$156,880
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of policy acquisition costs deferred	11,486	8,574	2,038
Policy acquisition costs deferred	(39,728)	(38,069)	(32,952)
Depreciation of property and equipment	1,222	721	164
Amortization of debt issuance costs and discount	109	83	—
Amortization of fixed maturity securities	33,725	31,354	37,016
Amortization of short-term investments	131	481	29
Net realized gains on investments	(336)	(104)	(559)
Stock compensation expense	6,816	45	—
Change in accrued investment income, prepaid expenses, foreign deferred tax asset and other assets, net	(47,323)	(11,911)	(5,854)
Change in net realized and unrealized gains (losses) on credit derivative contracts	1,336	167	—
Change in current income taxes receivable	—	—	272
Change in reinsurance recoverable on losses	1,786	(217)	5,011
Change in prepaid reinsurance premiums	(46,072)	(1,344)	14,476
Change in other reinsurance receivables	—	—	5,295
Change in receivable from related parties	—	—	9,877
Change in unearned premiums	147,589	157,829	124,452
Change in loss and loss adjustment expenses	(14,513)	15,631	(1,286)
Change in ceded reinsurance balances payable and accounts payable and accrued expenses and other liabilities	44,584	2,968	15,232
Change in current income taxes payable	16,233	(1,282)	7,658
Change in accrued interest expense – variable interest entity	1,298	—	—
Change in deferred federal income taxes	21,193	14,406	11,083

Net cash provided by operating activities	387,380	369,798	348,832

Investing activities
Sales and maturities of fixed maturity securities	212,061	128,142	284,227
Purchases of fixed maturity securities	(584,739)	(520,080)	(569,527)
Purchases, sales and maturities of short-term investments, net	(46,432)	5,073	(167,352)
Receivable for securities sold	—	(20)	170
Payable for securities purchased	10,770	(5,715)	5,715
Purchase of fixed assets	(477)	(1,405)	(2,572)
Purchase of investments held by variable interest entity	(750,000)	—	—

Net cash used in investing activities	(1,158,817)	(394,005)	(449,339)

Financing activities
Debt issuance	—	—	323,296
Repayment of debt	—	—	(227,300)
Debt issuance cost	—	—	(4,822)
Proceeds from issuance of debt held by variable interest entity	750,000	—	—

Net cash provided by financing activities	750,000	—	91,174

Effect of exchange rate changes on cash	2,814	1,530	(1,717)

Net decrease in cash and cash equivalents	(18,623)	(22,677)	(11,050)
Cash and cash equivalents at beginning of period	51,901	74,578	85,628

Cash and cash equivalents at end of period	33,278	$51,901	$74,578

Supplemental disclosure of cash flow information
Income taxes paid	$41,732	$44,631	$31,771
Interest paid – debt	19,500	19,500	6,894
Interest paid – debt held by variable interest entity	34,595	—	—

See accompanying notes to consolidated financial statements.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

1. Business and Organization

FGIC Corporation (“FGIC Corp.”) is an insurance holding company whose wholly owned subsidiary, Financial Guaranty Insurance Company (“FGIC”), provides financial guaranty insurance and other forms of credit enhancement for public finance and structured finance obligations. FGIC’s financial strength is rated “Aaa” by Moody’s Investors Service, Inc., “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and “AAA” by Fitch Ratings, Inc. FGIC is licensed to write financial guaranty insurance in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, and, through a branch, the United Kingdom. In addition, a United Kingdom subsidiary of FGIC is authorized to write financial guaranty business in the United Kingdom and has passport rights to write business in other European Union member countries. As used in these notes, the term “Company” refers to FGIC Corp. and its subsidiaries.

On December 18, 2003, an investor group consisting primarily of The PMI Group, Inc. (“PMI”), affiliates of the Blackstone Group L.P. (“Blackstone”), affiliates of the Cypress Group L.L.C. (“Cypress”) and affiliates of CIVC Partners L.P. (“CIVC”) (collectively, the “Investor Group”) completed the acquisition of FGIC Corp. from a subsidiary of General Electric Capital Corporation (“GE Capital”) in a transaction valued at approximately $2,200,000 (the “Transaction”). An affiliate of GE Capital owns 2,346 shares, or 100%, of FGIC Corp.’s Senior Participating Mandatorily Convertible Modified Preferred Stock (“Senior Preferred Shares”), with an aggregate liquidation preference of $287,255 as of December 31, 2006, and approximately 5% of FGIC Corp.’s outstanding common stock.

PMI is the largest stockholder of FGIC Corp., owning approximately 42% of its common stock at December 31, 2006 and 2005. Blackstone, Cypress and CIVC owned approximately 23%, 23% and 7% of FGIC Corp.’s common stock, respectively, at December 31, 2006 and 2005.

2. Basis of Presentation

The consolidated financial statements include the accounts of FGIC Corp. and all other entities in which FGIC Corp. has a controlling financial interest. All significant intercompany balances have been eliminated.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Certain 2005 and 2004 amounts have been reclassified to conform to the 2006 presentation.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies

The Company’s significant accounting policies are as follows:

a. Investments

All the Company’s fixed maturity securities are classified as available for sale and are recorded on the trade date at fair value. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive (loss) income, net of applicable income taxes, in the consolidated statements of stockholders’ equity. Short-term investments are carried at fair value, which approximates cost.

Bond discounts and premiums are amortized over the remaining terms of the respective securities. Realized gains or losses on the sale of investments are determined based on the specific identification method.

Securities that have been determined to be other than temporarily impaired are reduced to realizable value, establishing a new cost basis, with a charge to realized loss at such date.

b. Cash and Cash Equivalents

The Company considers all bank deposits, highly liquid securities and certificates of deposit with maturities of three months or less at the date of purchase to be cash equivalents. These cash equivalents are carried at cost, which approximates fair value.

c. Premium Revenue Recognition

Direct and assumed premiums are received either up-front or over time on an installment basis. The premium collection method is determined at the time the policy is issued. Up-front premiums are paid in full at the inception of the policy and are earned over the period of risk in proportion to the total amount of principal and interest amortized in the period as a proportion of the original principal and interest outstanding. Installment premiums are collected periodically and are reflected in income pro rata over the period covered by the premium payment, including premiums received on credit default swaps (see Note 6).

Gross direct and assumed premiums written for the years ended December 31, 2006, 2005, and 2004 include $15,989, $965, and $0, respectively, of assumed premiums written.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

Unearned premiums represent the portion of premiums received applicable to future periods on insurance policies in force. When an obligation insured by the Company is refunded by the issuer prior to the end of the expected policy coverage period, any remaining unearned premium is recognized at that time. A refunding occurs when an insured obligation is called or legally defeased prior to stated maturity. Premiums earned on refundings were $41,836, $54,795, and $42,695 for the years ended December 31, 2006, 2005, and 2004, respectively.

Ceded premiums are recognized in a manner consistent with the premium earned on the underlying policies.

d. Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate directly to and vary with premium production. Such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, rating agency fees, premium taxes, ceding commissions paid on assumed policies and certain other expenses. In determining policy acquisition costs, the Company must estimate and allocate the percentage of its costs and expenses that are attributable to premium production, rather than to other activities. Policy acquisition costs, net of ceding commission income on premiums ceded to reinsurers, are deferred and amortized over the period in which the related premiums are earned. Anticipated loss and loss adjustment expenses, future maintenance costs on the in-force business and net investment income are considered in determining the recoverability of acquisition costs.

e. Loss and Loss Adjustment Expense Reserves

Provision for loss and loss adjustment expenses falls into two categories: case reserves and watchlist reserves. Case reserves are established for the value of estimated losses on specific insured obligations that are presently or likely to be in payment default and for which future loss is probable and can be reasonably estimated. These reserves represent an estimate of the present value of the anticipated shortfall between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. The discount rate used in calculating the net present value of estimated losses is based upon the risk-free rate for the duration of the anticipated shortfall.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

The Company establishes watchlist reserves to recognize the potential for claims against the Company on insured obligations that are not presently in payment default, but which have migrated to an impaired level where there is a substantially increased probability of default. These reserves reflect an estimate of probable loss given evidence of impairment, and a reasonable estimate of the amount of loss given default. The methodology for establishing and calculating the watchlist reserve relies on a categorization and assessment of the probability of default, and loss severity in the event of default, of the specific impaired obligations on the watchlist based on historical trends and other factors. The watchlist reserves are adjusted as necessary to reflect changes in the loss expectation inherent in the group of impaired credits.

The reserves for loss and loss adjustment expenses are reviewed regularly and updated based on claim payments and the results of surveillance. The Company conducts ongoing insured portfolio surveillance to identify all impaired obligations and thereby provide a materially complete recognition of potential losses for each accounting period. The reserves are necessarily based upon estimates and subjective judgments about the outcome of future events, and actual results will likely differ from these estimates. Adjustments of estimates made in prior years may result in additional loss and loss adjustment expenses or a reduction of loss and loss adjustment expenses in the period an adjustment is made.

Reinsurance recoverable on losses is calculated in a manner consistent with the calculation of loss and loss adjustment expenses.

f. Income Taxes

Deferred tax assets and liabilities are recognized to reflect the tax impact attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period in which a change occurs.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

g. Property and Equipment

Property and equipment consists of office furniture, fixtures, computer equipment and software and leasehold improvements that are reported at cost less accumulated depreciation. Office furniture and fixtures are depreciated on a straight-line basis over five years. Leasehold improvements are amortized over their estimated service lives or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

h. Foreign Currency Translation

The Company has an established foreign branch and three subsidiaries in the United Kingdom and insured exposure from a former branch in France. The Company has determined that the functional currencies of these operations are their local currencies. Accordingly, the assets and liabilities of these operations are translated into U.S. dollars at the rates of exchange at December 31, 2006 and 2005, and revenues and expenses are translated at average monthly exchange rates. The cumulative translation gain (loss) at December 31, 2006 and 2005 was $6,750 and $(1,446), respectively, net of tax (expense) benefit of ($3,580) and $723, respectively, and is reported as a separate component of accumulated other comprehensive income in the consolidated statements of stockholders’ equity.

i. Stock Compensation Plan

FGIC Corp. has an incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the estimated fair value of the common stock at the date of the grant. Restricted stock awards and units are valued at the estimated fair value of the common stock on the grant date. Prior to January 1, 2006, the Company accounted for grants under this plan under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), using the modified-prospective-transition method. Under that method, compensation cost includes all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123(R). The Company has estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

j. Variable Interest Entities

Financial Interpretation No. 46-R, Consolidation of Variable Interest Entities (“FIN 46-R”), provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company’s consolidated financial statements. An entity is subject to FIN 46-R, and is called a Variable Interest Entity (“VIE”), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the majority of expected losses or receive the majority of expected residual returns of the entity.

Under FIN 46-R, a VIE is consolidated by its primary beneficiary, which is the party that has a majority of the expected losses or a majority of the expected residual returns of the VIE, or both. FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. The Company has evaluated the relevant transactions and does not believe any such transactions require consolidation or disclosure under FIN 46-R other than as disclosed in Note 10.

k. Derivative Instruments

Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, all derivative instruments are recognized on the consolidated balance sheet at their fair value, and changes in fair value are recognized immediately in earnings unless the derivatives qualify as hedges.

The Company provides credit default swaps (“CDSs”) to certain buyers of credit protection by entering into contracts that reference collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offers credit protection on public finance and structured finance obligations in CDS form. The Company considers CDS agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, and to record losses and loss adjustment expenses and changes in fair value as incurred.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

l. New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of SFAS No. 109, Accounting for Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes metrics for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on other matters related to accounting for income taxes. FIN 48 is applicable for fiscal years beginning after December 15, 2006, with earlier application encouraged if financial statements, including interim financial statements, have not been issued for the period of adoption. The Company has not elected early application, and the interpretation is not expected to have a material impact on the Company’s operating results or financial condition.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No. 133, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, and addresses issues raised in SFAS No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The primary objectives of SFAS No. 155 are: (i) with respect to SFAS No. 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS No. 140, eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after January 1, 2007. The Company will adopt SFAS No. 155 on January 1, 2007 and is currently evaluating the implications of SFAS No. 155 on its financial statements. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s operating results or financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but its application could change current practices in determining fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the implications of SFAS No. 157 and its potential impact on the Company’s financial statements.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

3. Summary of Significant Accounting Policies (continued)

m. Review of Financial Guaranty Industry Accounting Practices

The FASB is drafting a pronouncement to address loss reserving, premium recognition and deferred acquisition costs in the financial guaranty industry. Currently, the financial guaranty industry accounts for financial guaranty insurance contracts under SFAS No. 60, Accounting and Reporting by Insurance Enterprises, which was developed prior to the emergence of the financial guaranty industry. As SFAS No. 60 does not specifically address financial guaranty contracts, there has been diversity in the manner in which different financial guarantors account for these contracts. The purpose of the pronouncement would be to provide authoritative guidance on accounting for financial guaranty contracts issued by insurance companies that are not accounted for as derivative contracts under SFAS No. 133. When the FASB issues a final pronouncement, the Company, along with other companies in the financial guaranty industry, may be required to change certain aspects of accounting for loss reserves, premium income and deferred acquisition costs. It is not possible to predict the impact the FASB’s pronouncement may have on the Company’s accounting practices.

4. Statutory Accounting Practices

Statutory-basis surplus of FGIC at December 31, 2006 and 2005 was $1,130,779 and $1,162,904, respectively. Statutory-basis net income for the years ended December 31, 2006, 2005 and 2004 was $220,519, $192,009 and $144,100, respectively. The Company’s statutory contingency reserves were $1,274,274 and $1,035,397 as of December 31, 2006 and 2005.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Investments

The amortized cost and fair values of investments classified as fixed maturity securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2006
Available for sale:
Obligations of states and political subdivisions	$3,117,989	$27,106	$20,879	$3,124,216
Asset- and mortgage-backed securities	275,647	814	3,574	272,887
U.S. Treasury securities and obligations of U.S. government corporations and agencies	108,486	528	1,974	107,040
Corporate bonds	87,805	85	1,776	86,114
Debt securities issued by foreign governments	41,425	15	245	41,195
Preferred stock	13,499	—	756	12,743

Total fixed maturity securities	3,644,851	28,548	29,204	3,644,195
Short-term investments	222,866		22	222,844
Held to maturity:
Variable interest entity fixed maturity securities	750,000	—	—	750,000

Total investments	$4,617,717	$28,548	$29,226	$4,617,039

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2005
Available for sale:
Obligations of states and political subdivisions	$2,777,807	$12,718	$26,410	$2,764,115
Asset- and mortgage-backed securities	209,148	135	3,490	205,793
U.S. Treasury securities and obligations of U.S. government corporations and agencies	168,609	1,387	2,396	167,600
Corporate bonds	94,941	501	1,536	93,906
Debt securities issued by foreign governments	30,930	345	5	31,270
Preferred stock	19,199	427	639	18,987

Total fixed maturity securities	3,300,634	15,513	34,476	3,281,671
Short-term investments	176,146	—	—	176,146

Total investments	$3,476,780	$15,513	$34,476	$3,457,817

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Investments (continued)

The following table shows gross unrealized losses and the fair value of fixed maturity securities, aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006:

	Less Than 12 Months			12 Months or More			Total
	Fair Value	Unrealized Losses	No. of Securities	Fair Value	Unrealized Losses	No. of Securities	Fair Value	Unrealized Losses	No. of Securities
Obligations of states and political subdivisions	$582,407	$1,971	173	$1,173,894	$18,908	263	$1,756,301	$20,879	436
Asset- and mortgage-backed securities	54,862	366	13	149,103	3,208	40	203,965	3,574	53
U.S. Treasury securities and obligations of U.S. government corporations and agencies	15,967	83	6	66,447	1,891	13	82,414	1,974	19
Other	54,123	542	73	62,892	1,479	50	117,015	2,021	123
Preferred stock	—	—	—	12,742	756	1	12,742	756	1

Total temporarily impaired securities	$707,359	$2,962	265	$1,465,078	$26,242	367	$2,172,437	$29,204	632

The unrealized losses in the Company’s investments were caused by interest rate increases. The Company has evaluated the credit ratings of these securities and noted no deterioration. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of fair value above amortized cost, which may be maturity, the Company did not consider these investments to be other than temporarily impaired at December 31, 2006.

Investments in fixed maturity securities carried at fair value of $4,456 and $4,625 as of December 31, 2006 and 2005, respectively, were on deposit with various regulatory authorities, as required by law.

The amortized cost and fair values of investments in fixed maturity securities available for sale at December 31, 2006 are shown below by contractual maturity date. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Amortized Cost	Fair Value
Due within one year	$76,430	$76,017
Due after one year through five years	756,980	744,174
Due after five years through ten years	1,499,596	1,494,287
Due after ten years	1,311,845	1,329,717

Total	$3,644,851	$3,644,195

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

5. Investments (continued)

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of fixed maturity securities, available for sale, were $20,781, $31,380 and $178,030, respectively. For the years ended December 31, 2006, 2005 and 2004, gross gains of $382, $188 and $1,859 respectively, and gross losses of $108, $84 and $1,300, respectively, were realized on such sales. In 2006, $62 of gross gains realized on sales of short-term investments were included in the Net realized gains on the Consolidated Statements of Income.

Net investment income of the Company was derived from the following sources:

	Year ended December 31,
	2006	2005	2004
Income from fixed maturity securities	$131,313	$113,612	$98,117
Income from short-term investments	11,023	7,535	1,346

Total investment income	142,336	121,147	99,463
Investment expenses	(2,588)	(2,345)	(1,461)

Net investment income	139,748	118,802	98,002
Interest income – investments held by variable interest entity	35,893	—	—

	$175,641	$118,802	$98,002

As of December 31, 2006, the Company did not have more than 3% of its investment portfolio concentrated in a single issuer or industry; however, the Company had the following investment concentrations by state:

Fair Value
New York	$325,042
Texas	281,781
Florida	223,742
New Jersey	191,543
Illinois	186,600
California	180,295
Massachusetts	155,202
Michigan	128,268

1,672,473

All other states	1,389,883
All other investments	804,683

Total investments	$3,867,039

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

6. Derivative Instruments

The Company provides CDSs to certain buyers of credit protection by entering into contracts that reference collateralized debt obligations from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. It also offers credit protection on public finance and structured finance obligations in CDS form. The Company considers CDS agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect revenues as a component of premiums, and to record claims payments, expected claims as loss and loss adjustment expenses, and changes in fair value as “Net realized and unrealized gains (losses) on credit derivative contracts” on the Consolidated Statements of Income. The Company recorded revenue under CDS agreements of $17,095, $3,036 and $0 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, the Company has recorded no losses and loss adjustments expenses related to CDS agreements contracts.

The gains and losses recognized by recording CDS agreements at fair value are determined each quarter based on quoted market prices, if available. If quoted market prices are not available, the determination of fair value is based on an internally developed model. As of December 31, 2006 and 2005, all fair value prices were determined using an internally developed model. The following table summarizes the realized and unrealized gains (losses) on credit derivative agreements.

	Year ended December 31,
	2006	2005
Change in unrealized gains	$2,887	$545
Change in unrealized losses	(4,223)	(712)
Realized gains	1,843	—
Realized losses	—	—

Net realized and unrealized gains (losses) on credit derivative contracts	$507	$(167)

The mark-to-market gain and (loss) on the CDS portfolio were $314 and ($1,817) at December 31, 2006, and $545 and ($712) at December 31, 2005, and were recorded in “Other assets” and in “Other liabilities,” respectively.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

7. Income Taxes

The Company files a consolidated federal income tax return. The method of allocation between FGIC Corp. and its subsidiaries is determined under a tax sharing agreement approved by the Company’s Board of Directors and the New York State Insurance Department, and is based upon separate return calculations.

The Company is permitted a tax deduction, subject to certain limitations, for amounts required to be set aside in statutory contingency reserves by state law or regulation. The deduction is allowed only to the extent the Company purchases U.S. Government non-interest bearing tax and loss bonds in an amount equal to the tax benefit attributable to such deductions. Purchases of tax and loss bonds are recorded as a reduction of current tax expense. The Company did not purchase any tax and loss bonds in the year ended December 31, 2006. For the years ended December 31, 2005 and 2004, the Company purchased $13,565 and $10,810, respectively, of tax and loss bonds.

The following is a reconciliation of foreign and domestic income taxes computed at the statutory income tax rate and the provision for foreign and domestic income taxes:

	Year ended December 31,
	2006	2005	2004
Income taxes computed on income before provision for federal income taxes, at the statutory income tax rate	$114,886	$86,489	$71, 676
State and local income taxes, net of
Federal income taxes	756	453	503
Tax effect of:
Tax-exempt interest	(35,646)	(31,072)	(28,015)
Other, net	405	774	3,744

Provision for income taxes	$80,401	$56,644	$47,908

Following are the foreign and domestic components of the provision for income taxes:

	Year ended December 31,
	2006	2005	2004
Foreign
Current	$(383)	$2,409	$(983)
Deferred	(752)	(3,038)	—
Domestic
Current	59,765	29,814	37,808
Deferred	21,771	27,459	11,083

Total	$80,401	$56,644	$47,908

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

7. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets:
Tax and loss bonds	$24,375	$24,375
Loss and loss adjustment expense reserves	3,717	6,180
AMT credit carryforward	10,506	17,538
Property and equipment	125	83
Deferred compensation	5,264	1,525
Capital lease	2,592	2,483
Net operating loss on foreign subsidiaries	4,228	2,948
Other	571	266

Total gross deferred tax assets	51,378	55,398

Deferred tax liabilities:
Contingency reserves	42,656	42,656
Unrealized gains on fixed maturity securities available for sale	15,622	12,739
Deferred acquisition costs	26,559	19,639
Premium revenue recognition	22,916	10,359
Profit commission	1,444	1,435
Unrealized gains on foreign currency	3,581	194
Other	1,533	778

Total gross deferred tax liabilities	114,311	87,800

Net deferred tax liability	$62,933	$32,402

As of December 31, 2006 and 2005, there were gross foreign deferred tax assets of $4,359 and $3,677, respectively, and gross foreign deferred tax liabilities of $868 and $177, respectively. The net operating losses on foreign subsidiaries of $14,094 as of December 31, 2006 were generated by FGIC’s United Kingdom subsidiaries. The United Kingdom does not allow net operating losses to be carried back, but does permit them to be carried forward indefinitely. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and, therefore, has not established a valuation allowance at December 31, 2006 and 2005.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

7. Income Taxes (continued)

The Company’s consolidated income tax return for the year ended December 31, 2004 is currently under examination by tax authorities. In the opinion of management, adequate provision has been made for any additional taxes that may become due as a result of current or future examinations by tax authorities.

8. Reinsurance

Reinsurance is the commitment by one insurance company (the reinsurer) to reimburse another insurance company (the ceding company) for a specified portion of the insurance risks under policies issued by the ceding company in consideration for a portion of the related premiums received. The ceding company typically will receive a ceding commission from the reinsurer.

The Company uses reinsurance to increase its capacity to write insurance for obligations of large, frequent issuers; to meet internal, rating agency or regulatory single risk limits; to diversify risk; and to manage rating agency and regulatory capital requirements. In 2005 and 2006, the Company arranged reinsurance primarily on a facultative (transaction-by-transaction) basis. During 2006, the Company began arranging reinsurance on a proportional share basis, as well.

The Company seeks to place reinsurance with financially strong reinsurance companies since, as a primary insurer, the Company is required to fulfill all its obligations to policyholders even where a reinsurer fails to perform its obligations under the applicable reinsurance agreement. The Company regularly monitors the financial condition of its reinsurers. Under most of the Company’s reinsurance agreements, the Company has the right to reassume all the exposure ceded to a reinsurer (and receive all the remaining unearned premiums ceded) in the event of a ratings downgrade of the reinsurer or the occurrence of certain other events. In certain of these cases, the Company also has the right to impose additional ceding commissions.

In 2004, some of the Company’s reinsurers were downgraded by the rating agencies, reducing the financial benefits of using reinsurance under rating agency capital adequacy models, because the Company must allocate additional capital to the related reinsured exposure. In connection with such a downgrade, the Company reassumed $4,959 of ceded premiums for the year ended December 31, 2004.

Under certain reinsurance agreements, the Company holds collateral in the form of letters of credit and trust agreements. Such collateral totaled $102,370 at December 31, 2006, and can be drawn on in the event of default by the reinsurer.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

8. Reinsurance (continued)

Reinsurance decreased the following balances recorded in the consolidated statements of income as follows:

	Year ended December 31,
	2006	2005	2004
Net premiums earned	$28,324	$25,921	$24,173
Loss and loss adjustment expenses	1,722	217	4,759

9. Loss and Loss Adjustment Expense Reserves

Activity in the reserves for loss and loss adjustment expenses is summarized as follows:

	Year ended December 31,
	2006	2005	2004
Case reserves	$33,328	$15,700	$18,900
Watchlist reserves	21,484	23,481	21,567

Balance at beginning of period	54,812	39,181	40,467
Less reinsurance recoverable	(3,271)	(3,054)	(8,065)

Net balance	51,541	36,127	32,402

Incurred related to:
Current period	—	23,985	11,756
Prior periods	(8,700)	(5,479)	(5,834)

Total incurred	(8,700)	18,506	5,922

Paid related to:
Current period	—	(1,993)	—
Prior periods	(4,027)	(1,099)	(2,197)

Total paid	(4,027)	(3,092)	(2,197)

Net balance	38,814	51,541	36,127
Plus reinsurance recoverable	1,485	3,271	3,054

Case reserves	28,558	33,328	15,700
Watchlist reserves	11,741	21,484	23,481

Balance at end of period	$40,299	$54,812	$39,181

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

9. Loss and Loss Adjustment Expense Reserves (continued)

Case reserves were discounted at interest rates of approximately 4.6% and 4.5% in 2006 and 2005, respectively. The amount of the discount at December 31, 2006 and 2005 was $6,369 and $15,015, respectively.

At December 31, 2005, the Company had insured public finance obligations located in the City of New Orleans and the immediately surrounding areas and an investor-owned utility in New Orleans that were impacted by Hurricane Katrina. During the year ended December 31, 2006, incurred loss expense consisted primarily of the release of reserves on certain obligations impacted by Hurricane Katrina due to the improved financial condition of these credits and activity related to several structured finance transactions. During the year ended December 31, 2005, incurred loss expense consisted primarily of the establishment of reserves on obligations impacted by Hurricane Katrina and incurred expense related to several structured finance transactions. Loss and loss adjustment expense included (benefit) expense of $(7,919) and $20,093 related to obligations impacted by Hurricane Katrina for the years ended December 31, 2006 and 2005, respectively.

At December 31, 2006 and 2005 loss reserves and reinsurance recoverables included $8,967 and $255 and $21,833 and $1,740, respectively, related to obligations impacted by Hurricane Katrina. Loss reserves at December 31, 2006 and 2005 were based on management’s assessment that the associated insured obligations have experienced impairment due to diminished revenue sources. Given the unprecedented nature of the events and the magnitude of damage in the affected areas related to Hurricane Katrina, the loss reserves were necessarily based upon estimates and subjective judgments about the outcomes of future events. The loss reserves were adjusted as additional information was available.

The Company paid no claims related to insured public finance obligations impacted by Hurricane Katrina during the year ended December 31, 2006. During the year ended December 31, 2005, the Company paid claims totaling $4,855 related to the insured public finance obligations and was fully reimbursed for these claims payments in 2005.

During the years ended December 31, 2006 and 2005, the Company paid claims totaling $4,216 and $1,055, respectively, related to the investor-owned utility impacted by Hurricane Katrina and received reimbursements of $796 in 2006, for these claims payments. For the years ended December 31, 2006 and 2005, the Company paid loss adjustment expenses for professional fees totaling $1,835 and $748, respectively, related to the investor-owned utility and received reimbursements of $1,792 for these expenses in 2006. The Company has not recorded a potential recovery for paid claims and loss adjustment expenses that have not been reimbursed as of December 31, 2006.

During the year ended December 31, 2004, the increase in incurred loss and loss adjustment expense related to several structured finance transactions of one particular issuer.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

10. Variable Interest Entities

FIN 46-R provides accounting and disclosure rules for determining whether certain entities should be consolidated in the Company’s consolidated financial statements. An entity is subject to FIN 46-R, and is called a variable interest entity (“VIE”), if it has (i) equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support or (ii) equity investors that cannot make significant decisions about the entity’s operations or that do not absorb the majority of its expected losses or receive the majority of its expected residual returns. A VIE must be consolidated by its primary beneficiary, which is the party that has a majority of the VIE’s expected losses or a majority of its expected residual returns, or both.

Additionally, FIN 46-R requires disclosures for companies that have either a primary or significant variable interest in a VIE. All other entities not considered VIEs are evaluated for consolidation under SFAS No. 94, Consolidation of all Majority-Owned Subsidiaries.

As part of its structured finance business, the Company insures debt obligations or certificates issued by special purpose entities. During the first quarter of 2006, the Company consolidated a VIE as a result of financial guarantees provided by the Company on one transaction related to the securitization of life insurance reserves. This third-party VIE had assets of $750,000 and an equal amount of liabilities at December 31, 2006, which are shown under “Assets – Variable interest entity fixed maturity securities, held to maturity at amortized cost” and “Liabilities – Variable interest entity floating rate notes,” respectively, on the Company’s consolidated balance sheet at December 31, 2006. In addition, accrued investment income includes $1,298 related to the VIE’s fixed income maturity securities, and the corresponding liability is shown under “Accrued investment expense-variable interest entity” on the Company’s consolidated balance sheet at December 31, 2006. Although the third-party VIE is included in the consolidated financial statements, its creditors do not have recourse to the general assets of the Company outside of the financial guaranty policy provided to the VIE. The Company has evaluated its other structured finance transactions and does not believe any of the third-party entities involved in these transactions requires consolidation or disclosure under FIN 46-R. Interest income and expense of $35,893 and $35,893, respectively, were recognized in the year ended December 31, 2006 on the assets and liabilities of the VIE and are included on the Consolidated Statements of Income in “Interest income – investments held by variable interest entity” and “Interest expense – debt held by variable interest entity,” respectively.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

10. Variable Interest Entities (continued)

FGIC has entered into agreements providing for the issuance of contingent preferred trust securities by a group of special purpose trusts. Each trust is solely responsible for its obligations, and has been established for the purpose of entering into a put agreement with FGIC that obligates the trusts, at FGIC’s discretion, to purchase Perpetual Preferred Stock of FGIC. The purpose of this arrangement is to provide capital support to FGIC by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. These trusts are considered VIEs under FIN 46-R. However, the Company is not considered a primary beneficiary and therefore is not required to consolidate the trusts.

11. Related Party Transactions

The Company had various service agreements with subsidiaries of General Electric Company and GE Capital. These agreements provided for the payment by the Company of certain payroll and office expenses, investment fees pertaining to the management of the Company’s investment portfolio, and telecommunication service charges. Approximately $179 in expenses were incurred during the year ended December 31, 2004 related to such agreements and are reflected in the accompanying consolidated financial statements. No expenses were incurred during the years 2006 and 2005.

The Company is party to a capital lease agreement with a subsidiary of GE Capital. The lease agreement covers leasehold improvements made to the Company’s headquarters as well as furniture and fixtures and computer hardware and software used by the Company (see Note 19).

In 2004, FGIC entered into a $300,000 soft capital facility, with GE Capital as lender and administrative agent. The soft capital facility, which replaced the capital support facility that FGIC previously had with GE Capital, had an initial term of eight years. FGIC paid GE Capital $1,132 under this agreement for the year ended December 31, 2004. This agreement was terminated by FGIC in July 2004 and was replaced by a new soft capital facility (see Note 16).

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

11. Related Party Transactions (continued)

FGIC Corp. is party to transaction fee and monitoring fee agreements with the members of the Investor Group. Pursuant to these agreements, an affiliate of each member of the Investor Group received its pro rata portion of an aggregate transaction fee equal to $25,000. In addition, each of the members of the Investor Group will receive, in exchange for providing certain financial advisory services on behalf of FGIC Corp., its pro rata share of an aggregate $5,000 annual monitoring fee. FGIC Corp. may defer paying the monitoring fee in certain circumstances and did elect to defer in the period between December 18, 2003 and September 30, 2005. During 2005, FGIC Corp. paid the members of the Investor Group an aggregate of $10,192 in payment of the monitoring fee covering the period from December 18, 2003 through December 31, 2005. During 2006, FGIC Corp. paid the members of the Investor Group an aggregate of $3,789 for the monitoring fee covering the year ended December 31, 2006. As of December 31, 2006, the Company had $1,211 payable to the Investor Group for the monitoring fee covering the year ended December 31, 2006. Pursuant to the transaction fee and monitoring fee agreements, FGIC Corp. has agreed to indemnify the members of the Investor Group and their respective affiliates and other related parties for losses relating to the transaction fee and monitoring fee agreements.

FGIC insures certain non-municipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $2, $3 and $6 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, principal outstanding on these deals before reinsurance was $5,667 and $6,142, respectively.

During 2006, FGIC, in the normal course of operations, has entered into reinsurance transactions with PMI Guaranty Co. and PMI Mortgage Insurance Co., which are both wholly-owned subsidiaries of PMI. For the years ended December 31, 2006 and 2005, ceded premiums written were $4,041 and $582, respectively, and ceding commission income was $578 and $114, respectively. Accounts payable due to these subsidiaries were $1,283 and $102 at December 31, 2006 and 2005, respectively.

FGIC, in the normal course of operations, has entered into reinsurance transactions with RAM Reinsurance Company Ltd (“RAM Re”), which is 24% owned by PMI. For the years ended December 31, 2006 and 2005, ceded premiums written for these transactions were $9,824 and $4,582, respectively, and ceding commission income was $2,929 and $1,369, respectively. Accounts payable due to RAM Re were $91 and $3 at December 31, 2006 and 2005, respectively.

Cypress, a member of the Investor Group, is reported to own approximately 15% of Scottish Re Group Limited (“Scottish Re”). During 2006, FGIC entered into a structured finance transaction and assumed a structured finance transaction in which subsidiaries of Scottish Re were involved.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

11. Related Party Transactions (continued)

Neither transaction involves (a) a guaranty by FGIC of any obligation of Scottish Re, or (b) the payment of any fees or other amounts between FGIC and Scottish Re. As of December 31, 2006, there were no amounts due to or from Scottish Re. Gross premiums written and premiums earned of $699 and $637, respectively, are reflected in the Consolidated Statements of Income for the year ended December 31, 2006.

FGIC believes that the terms of the transactions involving GE Capital, PMI subsidiaries, RAM Re and Scottish Re described above were substantially identical to comparable transactions between unaffiliated parties.

12. Compensation Plans

Since January 1, 2004, the Company has offered a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (“the 401(k) Plan”). This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis (for 2006, up to $15 for employees under age 50, plus an additional “catch up” contribution of up to $5 for employees 50 and older). The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $4,255, $3,429 and $2,532 to the plan on behalf of employees for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company also offers a non-qualified deferred compensation plan for certain employees whose cash compensation equals or exceeds the cap under the 401(k) Plan. These employees may defer up to 100% of their pre-tax incentive compensation to a future date and accumulate tax-deferred earnings on this compensation. The Company may also make discretionary contributions to the plan on behalf of employees. The Company contributed $827, $583 and $470 to the plan on behalf of employees for the years ended December 31, 2006, 2005 and 2004, respectively.

13. Stock Compensation Plan

Employees of the Company may receive stock-based compensation under a FGIC Corp. incentive stock plan that provides for stock-based compensation, including stock options, restricted stock awards and restricted stock units. Stock options are granted for a fixed number of shares with an exercise price equal to or greater than the fair value of the shares at the date of the grant. Restricted stock awards and restricted stock units are valued at the fair value of the stock on the grant date, with no cost to the grantee. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

13. Stock Compensation Plan (to be continued)

No stock-based employee compensation cost related to stock options was recognized in the Consolidated Statements of Income for the years ended December 31, 2005 and 2004, as all options granted through that date had an exercise price equal to the fair value of the underlying common stock on the date of grant. For grants of restricted stock units, unearned compensation, equivalent to the estimated fair value of the common stock at the date of grant, was recorded as a separate component of stockholders’ equity and subsequently amortized to compensation expense over the vesting period.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that method, compensation cost includes all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with SFAS No. 123(R). The Company estimated the fair value of all stock options at the date of grant using the Black-Scholes-Merton option pricing model. Results for prior periods have not been restated.

As a result of adopting SFAS No. 123(R) effective January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006 were impacted as follows:

Year ended December 31, 2006
Income before income taxes	$(6,816)
Income tax benefit	2,386

Net income	$(4,430)

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock options granted during the years ended December 31, 2005 and 2004. For purposes of this pro forma disclosure, the value of the stock options is amortized to expense over the stock options’ vesting periods.

	Year ended December 31,
	2005	2004
Net income, as reported	$190,466	$156,880
Stock option compensation expense determined under fair value-based method, net of tax	(2,109)	(1,200)

Pro forma net income	$188,357	$155,680

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

13. Stock Compensation Plan (continued)

A summary of option activity for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Number of Shares Subject to Options	Weighted Average Exercise Price per Share
Balance at December 31, 2003:	93,373	$840

Granted	22,017	752
Exercised	—	—
Forfeited	(1,237)	746
Expired	—	—

Balance at December 31, 2004:	114,153	824

Granted	27,145	711
Exercised	—	—
Forfeited	(1,876)	685
Expired	—	—

Balance at December 31, 2005:	139,422	804

Granted	38,113	850
Exercised	—	—
Forfeited	(6,504)	776
Expired	—	—

Balance at December 31, 2006:	171,031	$815

Shares subject to options exercisable at:
December 31, 2006	72,585	$818
December 31, 2005	42,630	$840
December 31, 2004	22,831	$824

Exercise prices for the stock options outstanding at December 31, 2006 range from $600 to $1,080 per share. At December 31, 2006, the weighted average remaining contractual life of the outstanding options was approximately seven years. Stock options granted in 2006 vest ratably over four years and expire seven years from the date of grant. All stock options granted prior to December 31, 2005 vest ratably over five years and expire ten years from the date of grant.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

13. Stock Compensation Plan (continued)

The weighted average per share fair value of the stock options granted during the years ended December 31, 2006, 2005 and 2004 was $238.00, $211.94, and $48.21, respectively, estimated at the date of grant, using the Black-Scholes-Merton option valuation model based on the following assumptions:

	Year ended December 31,
	2006	2005	2004
Expected life	4 Years	5 Years	5 Years
Risk-free interest rate	4.46%	3.691%	4.021%
Volatility factor	25.0%	25.0%	25.0%
Dividend yield	—	—	—

The total fair value of stock options granted during the years ended December 31, 2006, 2005 and 2004 was approximately $9,071, $5,753 and $1,100, respectively.

As of December 31, 2006, there was $5,584 of total unrecognized compensation cost related to unvested stock options granted. These costs are expected to be recognized through April 30, 2010.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

13. Stock Compensation Plan (continued)

Restricted Stock Units

The Company recorded $880 and $45 in compensation expense related to the grant of restricted stock units for the years ended December 31, 2006 and 2005, respectively.

A summary of restricted stock units is as follows:

	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2003:	—	—
Granted	200	600
Delivered	—	—
Forfeited	—	—

Balance at December 31, 2004:	200	$600

Granted	37	710
Delivered	—	—
Forfeited	—	—

Balance at December 31, 2005:	237	617

Granted	3,275	850
Delivered	(237)	617
Forfeited	(213)	850

Balance at December 31, 2006:	3,062	850

As of December 31, 2006 there was $1,451 of total unrecognized compensation cost related to unvested restricted stock units granted. These costs are expected to be recognized through January 31, 2009.

14. Dividends

Under New York insurance law, FGIC may pay dividends to FGIC Corp. only from earned surplus, subject to the following limitations: (a) FGIC’s statutory surplus after any dividend may not be less than the minimum required paid-in capital, which was $72,500 in 2006, 2005, and 2004 and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York insurance law, for the preceding twelve-month period, without the prior approval of the New York State Superintendent of Insurance.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

14. Dividends (continued)

During the year ended December 31, 2006, FGIC declared dividends to FGIC Corp. totaling $20,000 on its common stock and paid dividends of $10,000 to FGIC Corp. During the years ended December 31, 2005 and 2004, FGIC did not declare nor pay dividends to FGIC Corp.

The stockholders’ agreement among members of the Investor Group and FGIC Corp. restricts the payment of dividends by FGIC Corp. The agreement provides that FGIC Corp. will not declare or pay cash dividends to holders of its Common Stock prior to the earlier of the fifth anniversary of the closing of the Transaction and the completion of the first underwritten public offering of FGIC Corp.’s Common Stock and, in any event, that such dividends will not be paid prior to the redemption of FGIC Corp.’s Senior Preferred Shares and Class B Common Stock.

In addition, as long as any Senior Preferred Shares or any Class B Common Stock issued upon conversion of the Senior Preferred Shares is outstanding, FGIC Corp.’s certificate of incorporation generally prohibits the payments of dividends or other amounts on any of FGIC Corp.’s capital stock, except the Senior Preferred Shares presently held by GE Capital, without the consent of the holders of two-thirds of the Senior Preferred Shares (or the Class B Common Stock issued upon conversion of Senior Preferred Shares). This restriction does not apply to cash dividends declared and paid on the Class A Common Stock after the ninth anniversary of the Transaction (December 18, 2012), provided that those dividends are paid from retained earnings in excess of the amount of FGIC Corp.’s retained earnings on the closing date of the Transaction, the amount of the dividends in any fiscal year does not exceed one-third of one percent of FGIC Corp.’s stockholders’ equity, and equivalent dividends are paid on the Class B Common Stock.

FGIC Corp. is further restricted in the payment of dividends by the terms of its 6% Senior Notes, due 2034 (see Note 15). Except as described in the following sentence, FGIC Corp. may not pay dividends unless the amount of the dividends, together with other similar payments, or restricted payments, during any fiscal year does not exceed the greater of (1) 30% of the net income of the Company for the previous fiscal year and (2) 2.5% of the stockholders’ equity on the consolidated balance sheet of the Company as of the end of the previous fiscal year. FGIC Corp. may make restricted payments regardless of amount as long as the payments would not reasonably be expected to cause an adverse change in either (1) the then current insurance financial strength rating and outlook of FGIC or (2) FGIC Corp.’s then current senior unsecured debt rating and outlook.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

14. Dividends (continued)

The Certificate of Incorporation of FGIC Corp. provides Senior Preferred Shares at the rate of 1.71875% quarterly (6.875% annually) in the form of an increase in the redemption value of the Senior Preferred Shares. Dividends declared in respect of any single fiscal year are limited to the earnings of FGIC Corp., as defined. Dividends that cannot be declared in respect of a single fiscal year due to earnings limitations do not accrue to future years. For the years ended December 31, 2006, 2005, and 2004, the Company accrued dividends of $18,485, $17,295, $16,348, respectively, on the Senior Preferred Shares. During the years ended December 31, 2006, 2005 and 2004, FGIC Corp. did not declare or pay dividends on its common stock.

15. Debt and Revolving Credit Facility

On January 12, 2004 and December 7, 2004, FGIC Corp. issued $250,000 and $75,000, respectively, of senior notes due January 15, 2034 (the “Notes”). The Notes pay interest on January 15 and July 15 of each year at a rate of 6% per annum. The costs of the issuance of the Notes of $4,822 were capitalized and are amortized to other operating expenses over the term of the Notes. In relation to the issuance of the Notes, FGIC Corp. entered into an interest rate lock from which FGIC Corp. realized a gain of $1,511 in the year ended December 31, 2004. The gain is recorded as a component of other comprehensive income and is recognized into income over the term of the Notes.

During December 2005, FGIC Corp. and FGIC entered into a $250,000 senior unsecured revolving credit facility that matures on December 11, 2010. The facility is provided by a syndicate of banks and other financial institutions. In connection with the facility, $150 in syndication costs were prepaid and will be amortized into expense over the term of the facility. The facility replaced a similar one-year facility that matured in December 2005. No draws have been made under either facility.

16. Preferred Trust Securities

On July 19, 2004, FGIC entered into a $300,000 facility, consisting of Money Market Committed Preferred Custodial Trust Securities (“CPS Securities”). This facility replaced a $300,000 “soft capital” facility previously provided by GE Capital. Under the 2004 facility, each of six separate Delaware trusts (the “Trusts”), issues $50,000 in perpetual CPS Securities on a rolling 28-day auction rate basis. Proceeds from these securities are invested in high quality, short-term securities and are held in the respective Trusts. Each Trust is solely responsible for its obligations and has been established for the purpose of entering into a put agreement with FGIC, which obligates the Trusts, at FGIC’s discretion, to purchase perpetual Preferred Stock of FGIC.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

16. Preferred Trust Securities (continued)

In this way, the program provides capital support to FGIC by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put options. In connection with the establishment of the Trusts, the Company incurred $4,638 of expenses, which is included in “Other operating expenses” for the year ended December 31, 2004. FGIC recorded expenses for the right to put its shares to the Trusts of $1,432, $1,806, and $905 for the years ended December 31, 2006, 2005, and 2004, respectively.

17. Senior Participating Mandatorily Convertible Modified Preferred Stock

The Senior Preferred Shares will be redeemable, at the option of the Company, commencing on the earlier of December 18, 2007, or the date on which the Company completes an initial public offering for proceeds of greater than $100,000 and may only be redeemed with the proceeds of a common equity offering. On December 18, 2012, the outstanding Senior Preferred Shares will convert automatically into shares of Class B Common Stock of FGIC Corp. The Senior Preferred Shares are convertible into a variable number of shares of common stock based on the redemption value of the Senior Preferred Shares at the time of conversion, relative to the total stockholders’ equity of FGIC Corp. at book value at the time of conversion. The number of shares of common stock that the Senior Preferred Shares can be converted to is subject to a maximum, such that the value of the converted Class B Shares cannot exceed approximately 15% of the total book value of all common equity at the date of conversion. The Class B Common Stock will have substantially the same terms as FGIC Corp.’s principal class of common stock (the Class A), except that it will have only 1/10 of one vote per share and will have the right to vote as a separate class with respect to certain charter amendments, asset sales and other business combinations, and other specified events. Each share of Class B Common Stock will be convertible at any time, at the option of the holder, into one share of Class A Common Stock. Each share of Class B Common Stock will also be redeemable by FGIC Corp. at any time, but only with the proceeds of a common equity offering. The per share redemption value of the Senior Preferred Shares at any given date is equal to the sum of (i) $100, plus (ii) the per share amount of previously declared dividends, plus (iii) the per share amount of dividends accrued not yet payable or declared. At December 31, 2006 and 2005, the aggregate redemption value of the Senior Preferred Shares was $287,255 and $268,870, respectively.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

18. Other

During the first quarter of 2006, the Company replaced a financial services company as the lender in connection with a lease of a utility cooperative’s interest in a power plant. As part of the transaction, the utility cooperative also placed a deposit with the Company. Since no right of offset exists between the loan and the deposit, the loan is included in “Other assets” and the deposit is reflected as a component of “Other liabilities” on the Company’s consolidated balance sheets. At December 31, 2006, the loan balance included in “Other assets” was $33,026 and the deposit balance included in “Other liabilities” was $32,854. The maturity date of both the loan and the deposit is January 5, 2018.

19. Financial Instruments

(a) Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments:

Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities is included in the consolidated balance sheets and in Note 5.

Short-Term Investments: Short-term investments are carried at fair value, which approximates cost.

Cash and Cash Equivalents, Accrued Investment Income, Prepaid Expenses and Other Assets, Receivable from Related Parties, Ceded Reinsurance Balances Payable, Accounts Payable and Accrued Expenses and Payable for Securities Purchased: The carrying amounts of these items approximate their fair values.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

The estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash on hand and in-demand accounts	$33,278	$33,278	$51,901	$51,901
Short-term investments	222,844	222,844	176,146	176,146
Fixed maturity securities, available for sale	3,644,195	3,644,195	3,281,671	3,281,671
Variable interest entity fixed maturity securities, held to maturity	750,000	750,000	—	—

Financial Guaranties: The carrying value of the Company’s financial guaranties is represented by the unearned premium reserve, net of deferred acquisition costs, loss and loss adjustment expense reserves and prepaid reinsurance premiums. Estimated fair values of these guaranties are based on an estimate of the balance that is necessary to bring the future returns for the Company’s embedded book of business to a market return. The estimated fair values of such financial guaranties was $1,176,823 compared to a carrying value of $1,243,530 as of December 31, 2006, and $1,098,165 compared to a carrying value of $1,099,045 as of December 31, 2005.

As of December 31, 2006 and 2005, the net present value of future installment premiums was approximately $630,831 and $393,000, respectively, both discounted at 5%.

Derivatives: For fair value adjustments on derivatives, the carrying amount represents fair value. The Company uses quoted market prices when available, but if quoted market prices are not available, management uses internally developed estimates.

(b) Concentrations of Credit Risk

The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance.

Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged to secure payment of securities under varying economic scenarios, and underlying levels of protection, such as insurance or over-collateralization.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guaranty be provided for the term of the issue by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral varies, but may include residential and commercial mortgages, corporate and/or government debt and consumer receivables.

As of December 31, 2006, the Company’s total outstanding principal insured was $299,889,266, net of reinsurance of $29,888,237. The Company’s insured portfolio as of December 31, 2006 was broadly diversified by geographic and bond market sector, with no single obligor representing more than 1% of the Company’s principal insured outstanding, net of reinsurance. The insured portfolio includes exposure executed in the form of a credit derivative. The principal written in the form of credit derivatives was $25,888,996 at December 31, 2006.

As of December 31, 2006, the composition of principal insured by type of issue, net of reinsurance, was as follows:

Net Principal Outstanding
Municipal:
Tax-supported	$134,917,574
Utility revenue	35,337,159
Transportation	24,501,099
Education	10,259,116
Health Care	6,495,630
Investor-owned utilities	4,825,029
Housing	1,582,963
Other	1,417,555
Non-municipal and international	80,553,141

Total	$299,889,266

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

As of December 31, 2006, the composition of principal insured ceded to reinsurers was as follows:

Ceded Principal Outstanding
Reinsurer:
Radian Asset Assurance Inc.	$9,104,883
Assured Guaranty Corp	5,634,737
BluePoint RE	3,933,256
Assured Guaranty Re Ltd.	3,167,811
RAM Reinsurance Company Ltd.	2,637,039
Other	5,410,511

Total	$29,888,237

The Company did not have recoverables in excess of 3% of stockholders’ equity from any single reinsurer.

The Company’s insured gross and net principal and interest outstanding was $519,514,036 and $468,625,903, respectively, as of December 31, 2006.

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

19. Financial Instruments (continued)

FGIC is authorized to do business in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the U.S. Virgin Islands and in the United Kingdom. Principal insured outstanding at December 31, 2006 by state, net of reinsurance, was as follows:

Net Principal Outstanding
California	$35,178,629
New York	22,327,210
Pennsylvania	14,525,136
Florida	15,617,186
Illinois	11,957,490
Texas	12,799,320
New Jersey	10,150,268
Michigan	8,685,038
Ohio	7,056,980
Arizona	6,556,683

All other states	74,482,184
Mortgage and asset-backed	67,980,672
International	12,572,470

Total	$299,889,266

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

20. Commitments and Contingencies

Lease Obligations

The Company leases office space and equipment under operating lease agreements in the United States and the United Kingdom. Rent expense under operating leases for the years ended December 31, 2006, 2005 and 2004 was $4,319, $3,631, and $3,070 respectively. Future payments associated with these leases are as follows as of December 31, 2006:

Operating Lease Commitment Amount
Year:
2007	$3,740
2008	4,841
2009	5,980
2010	6,013
2011	6,109
2012 and thereafter	52,170

Total minimum future rental payments	$78,853

In connection with the Transaction, the Company entered into a capital lease with an affiliate of GE Capital, covering leasehold improvements and computer equipment to be used at its headquarters. At the lease termination date of June 30, 2009, the Company will own the leased equipment. Future payments associated with this lease are as follows as of December 31, 2006:

Capital Lease Commitment Amount
Year ending December 31:
2007	1,545
2008	1,391
2009	265

Total	3,201

Less interest	258

Present value of minimum lease payments	$2,943

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

20. Commitments and Contingencies (continued)

Justice Department Subpoena

On November 15, 2006, FGIC received a grand jury subpoena from the Antitrust Division of the U.S. Department of Justice. Based upon press reports, FGIC believes that the subpoena relates to an ongoing criminal investigation of alleged bid rigging of awards of municipal guaranteed investment contracts (“Municipal GICs”) and that several other companies (including other financial guarantors) received similar subpoenas.

Until December 18, 2003, FGIC was affiliated with certain companies (the “Former Affiliates”) that provided Municipal GICs; however, at no time did FGIC provide program insurance for Municipal GICs. The Former Affiliates remained a part of GE Capital after the Transaction, and all obligations under the outstanding Municipal GICs remained with the Former Affiliates.

The subpoena contains no allegations or statements concerning FGIC’s activities or business practices, and FGIC is not aware of any such allegations. FGIC has complied with all requests of the Justice Department and intends to continue to cooperate fully with the investigation.

21. Comprehensive Income

Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains and losses on investment securities, foreign currency translation adjustments, and amortization of the realized gain on the interest rate lock (see Note 15). The components of other comprehensive income for the years ended December 31, 2006, 2005 and 2004 are as follows:

	Year ended December 31, 2006
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding gains arising during the year	$18,738	$(6,559)	$12,179
Less reclassification adjustment for gains realized in net income	(336)	118	(218)

Unrealized gains on investments	18,402	(6,441)	11,961
Foreign currency translation adjustment	11,583	(3,387)	8,196
Amortization of gain on interest rate lock	(20)	7	(13)

Total other comprehensive income	$29,965	$(9,821)	$20,144

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

21. Comprehensive Income (continued)

	Year ended December 31, 2005
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding losses arising during the year	$(36,426)	$12,699	$(23,727)
Less reclassification adjustment for gains realized in net income	(104)	36	(68)

Unrealized losses on investments	(36,530)	12,735	(23,795)
Foreign currency translation adjustment	(8,454)	2,922	(5,532)
Amortization of gain on interest rate lock	(20)	7	(13)

Total other comprehensive loss	$(45,004)	$15,664	$(29,340)

	Year ended December 31, 2004
	Before Tax Amount	Tax	Net of Tax Amount
Unrealized holding gains arising during the year	$14,894	$(5,213)	$9,681
Less reclassification adjustment for gains realized in net income	(559)	196	(363)

Unrealized gains on investments	14,335	(5,017)	9,318
Foreign currency translation adjustment	6,286	(2,200)	4,086
Amortization of gain on interest rate lock	1,492	(522)	970

Total other comprehensive income	$22,113	$(7,739)	$14,374

FGIC Corporation and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(Dollars in thousands, except per share amounts)

22. Quarterly Financial Information (Unaudited)

	Three months ended				Year ended December 31, 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Gross premiums written	$89,281	$163,260	$85,030	$103,660	$441,231
Net premiums written	82,858	134,373	66,590	82,993	366,814
Net premiums earned	59,464	71,845	62,738	72,410	266,457
Net investment income and net realized gains	32,639	34,312	36,162	36,971	140,084
Interest income-investments held by variable interest entity	4,937	9,658	10,033	11,265	35,893
Other income and net realized and unrealized gains (losses) on credit derivative products	307	(37)	1,600	452	2,322
Total revenues	97,347	115,778	110,533	121,098	444,756
Losses and loss adjustment expenses	(1,933)	(265)	520	(7,022)	(8,700)
Interest expense – debt held by variable interest entity	4,937	9,658	10,033	11,265	35,893
Underwriting expense	24,435	23,151	21,231	22,539	91,356
Income before taxes	72,690	83,281	79,005	93,269	328,245
Net income	55,536	62,369	59,592	70,347	247,844

	Three months ended				Year ended December 31, 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Gross premiums written	$84,404	$131,335	$96,787	$97,676	$410,202
Net premiums written	82,609	113,305	92,331	92,809	381,054
Net premiums earned	52,633	61,907	54,794	55,235	224,569
Net investment income and net realized gains	27,997	28,818	30,528	31,563	118,906
Other income and net realized and unrealized gains (losses) on credit derivative products	426	90	402	(323)	595
Total revenues	81,056	90,815	85,724	86,475	344,070
Losses and loss adjustment expenses	(2,611)	(3,066)	20,693	3,490	18,506
Underwriting expense	20,519	16,933	22,142	22,167	81,761
Income before taxes	65,069	75,378	42,558	64,105	247,110
Net income	49,385	56,097	35,357	49,627	190,466